Exhibit 10.18

AMENDED AND RESTATED PROMISSORY NOTE

$3,300,000.00	March 29, 2022

PROMISE TO PAY: GVEST SPRINGLAKE HOMES LLC, a Delaware limited liability company (“Borrower”), promises to pay to FIRSTBANK, a Tennessee banking corporation (“Lender”), at 520 W. Summit Hill Dr., Suite 801, Knoxville, Tennessee 37902 the aggregate outstanding balance of all advances (each an “Advance” and collectively, the “Advances”) under this Amended and Restated Promissory Note (the “Note”) which Advances shall not, unless otherwise agreed by the Lender, exceed the principal sum of Three Million Three Hundred Thousand and No/100 Dollars ($3,300,000.00) (the “Maximum Amount”), together with all accrued but unpaid interest thereon from time to time outstanding until fully paid, computed and payable in the manner set forth below.

The Borrower’s right and ability to obtain an Advance shall at all times be subject to the requirements and conditions set forth in that certain Loan and Security Agreement of even date herewith by and between Borrower, Guarantors, and Lender (the “Loan Agreement”), the terms of which are incorporated herein by this reference. All capitalized terms used herein shall have the same meanings assigned in the Loan Agreement unless otherwise defined herein. This Note constitutes a revolving credit facility on which the Borrower may make payments of outstanding principal from time to time and the Borrower may borrow and re-borrow loan proceeds from time to time prior to the Commitment Termination Date (as defined in the Loan Agreement) or any extension thereof as provided herein. The Borrower shall have no right to obtain an Advance and the Lender shall have no obligation to fund any request for an Advance hereunder upon the occurrence of an Event of Default, which has not been cured to the satisfaction of the Lender, in the Lender’s reasonable determination.

INTEREST RATE: Interest will accrue on the outstanding principal balance of this Note at a variable rate (the “Interest Rate”) equal to Wall Street Journal Prime plus one percent (1.00%) per annum adjusted on the first day of each calendar quarter (each a “Change Date”); provided, however, that the Interest Rate shall never be less than six and three-quarters percent (6.75%) per annum, nor shall the Interest Rate exceed the maximum amount permitted by applicable law. Interest shall be calculated on the basis of a 360-day year and the actual number of calendar days elapsed.

“Wall Street Journal Prime” means the per annum rate of interest identified as the “Prime Rate” as published each day in The Wall Street Journal. If The Wall Street Journal ceases to be published or if it ceases to publish a Prime Rate, then Lender will choose a substitute prime rate. If the Wall Street Journal Prime is published as a range of rates, the highest rate will be considered the Wall Street Journal Prime for the purposes of this Note. On such days that The Wall Street Journal is not published (such as holidays and weekends), the Wall Street Journal Prime shall be the Wall Street Journal Prime stated in the most recently published edition of The Wall Street Journal.

DUE DATE: Each payment due hereunder shall be due on the tenth (10th) day of each month (each a “Due Date”) during the term of this Note.

PAYMENT:

(a)	Beginning on April 10, 2022, and continuing on each Due Date thereafter until the Commitment Termination Date, Borrower shall pay to Lender interest on the unpaid principal balance of this Note at the Interest Rate.

(b)	On each Due Date during the months of February, May, August, and November, Borrower shall pay Lender a quarterly principal payment (each a “Quarterly Payment”) equal to the sum determined under subsection (b)(i) below, if any.

(i)	the aggregate amount of principal that would be due and payable on each Advance allocated to each Home during the immediately preceding Calendar Quarter, as shown on Lender’s records, had:

1.	each Advance allocated to each New Home been amortized over one hundred eighty (180) consecutive monthly installments of principal and interest, at the then-current Interest Rate, and payable in consecutive monthly installments of principal and interest;

2.	each Advance allocated to each Used Home greater than one year old but less than fifteen years old, as shown on Lender’s records, been amortized over one hundred forty-four (144) consecutive monthly installments of principal and interest, at the then-current Interest Rate, and payable in consecutive monthly installments of principal and interest;

3.	each Advance allocated to each Used Home greater than fourteen years old and but less than twenty years old, as shown on Lender’s records, been amortized over ninety-six (96) consecutive monthly installments of principal and interest, at the then-current Interest Rate, and payable in consecutive monthly installments of principal and interest;

4.	each Advance allocated to each Used Home greater than twenty years old and but less than forty years old, as shown on Lender’s records, been amortized over sixty (60) consecutive monthly installments of principal and interest, at the then-current Interest Rate, and payable in consecutive monthly installments of principal and interest; and

5.	each Advance allocated to each Home owned by Borrower as of the date hereof that is financed by Lender, as shown on Lender’s records, been amortized over one hundred eighty (180) consecutive monthly installments of principal and interest, beginning on that date that is six (6) months after the Advance allocated to each such Home was made at the then-current Interest Rate, and payable in consecutive monthly installments of principal and interest.

(ii)	after giving credit to any payments made pursuant to subjection (b)(i) immediately above, the amount, if any, by which the MH Contract Note Balance (as defined herein) exceeds the MH Contract Balance (as defined herein) as determined by Lender as of the last day of the immediately preceding Calendar Quarter.

(c)	With respect to the mandatory prepayments of Section 2.6(a) of the Loan Agreement, Borrower shall immediately pay to Lender a principal payment (plus all accrued interest, fees, costs and expenses) in an amount equal to any excess over the Maximum Amount. With respect to the mandatory prepayments of Sections 2.6(b) & 2.6(c) of the Loan Agreement, Borrower shall immediately pay to Lender a principal payment (plus all accrued interest, fees, costs and expenses) equal to that portion of the unpaid balance of this Note allocated to the applicable Home as shown on Lender’s records.

(d)	On the Commitment Termination Date, this Note shall mature and Borrower shall pay to Lender an amount equal to all accrued interest, plus all outstanding principal, costs, fees and expenses as shown on Lender’s records.

(e)	Capitalized terms used herein shall have the meanings ascribed below:

(i)	“Calendar Quarter” shall mean one of the following three (3)-month periods of a calendar year: January 1st – March 31st; April 1 – June 30th; July 1 – September 30th; and October 1- December 31st.

(ii)	“MH Contract Note Balance” means the aggregate amount of principal outstanding under this Note on each Advance allocated to each Home sold by Borrower pursuant to an MH Contract, as shown on Lender’s records.

(iii)	“MH Contract Balance” means the aggregate amount of the Individual MH Contract Balances for each MH Contract secured by a Home that is the subject of an Advance, as shown on Lender’s records.

(iv)	“Individual MH Contract Balances” means, for each MH Contract, the amount of principal outstanding with respect to such MH Contract as of such date of determination.

PREPAYMENT: Borrower may pay the amount owed earlier than it is due subject to the payment of the exit fees set out in the Loan Agreement.

LATE CHARGE: If a payment is eleven (11) calendar days or more late, Borrower will be charged five percent (5%) of the regularly scheduled payment in addition to any interest owing pursuant to this Note. Borrower acknowledges that such payment represents reimbursement to Lender for its administrative costs incurred in connection with such late payment and that such payment is not to be construed as a penalty.

EVENT OF DEFAULT: Borrower shall be in default under this Note if an Event of Default (as defined in the Loan Agreement) occurs (subject to the cure rights permitted in the Loan Agreement), under the Loan Agreement or under any other Loan Document.

LENDER’S RIGHTS: Subject to any cure rights permitted in the Loan Agreement, at any time after any Event of Default has occurred, Lender may, without presentment, demand, protest or further notice of any kind (all of which are hereby expressly waived) and, notwithstanding the provisions contained in any other document or instrument executed or to be executed by Borrower to Lender hereunder or contained in any other agreement, take any one or more of the following actions:

(a)	Declare the entire principal and any accrued interest owing hereunder, together with all costs and expenses, to be immediately due and payable, and to enforce payment thereof by any means permitted by law or in equity;

(b)	Without accelerating payment, enforce the payment of sums of principal and interest then due (including any default interest or late payment charges); and

(c)	Exercise any other remedy or right provided in law or in equity or permitted under this Note, the Loan Agreement or any document securing this Note.

Upon the occurrence of an Event of Default, Lender, at its option, may also, if permitted under applicable law, increase the interest rate on this Note to the maximum rate permitted by applicable law (the “Default Rate”). Any and all remedies conferred upon Lender shall be deemed cumulative with, and nonexclusive of any other remedy conferred hereby or by law, and Lender in the exercise of any one remedy shall not be precluded from the exercise of any other. If this Note is placed in the hands of an attorney, for collection, by suit or otherwise, or to enforce its collection, or to protect the security for its payment, the Borrower will pay all costs of collection and litigation, together with a reasonable attorney’s fee.

This Note shall be governed by and construed in accordance with the laws of Tennessee. This Note has been delivered to Lender and accepted by Lender in the State of Tennessee. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction and venue of all State or Federal courts within the County of Knox, State of Tennessee. Borrower hereby waives any personal service of any and all process and agrees that all the service of process may be made upon Borrower by certified or registered mail, return receipt requested, addressed to Borrower, at the address set forth in the Loan Agreement and service so made shall be complete ten (10) days after the same has been posted. LENDER AND BORROWER HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER LENDER OR BORROWER AGAINST THE OTHER.

COLLATERAL: In order to secure payment of this Note, Borrower and the members of Borrower have granted Lender a lien and security interest in the real and personal property described in the Loan Agreement and in the other Loan Documents. Reference is made to these instruments for various rights and remedies of the parties thereto.

NOTICES: All notices or elections required or permitted under this Note will be in writing and will be transmitted in the manner and to the addresses set forth in the Loan Agreement.

MISCELLANEOUS: Lender may delay or forego enforcing any of its rights or remedies under this Note or under the other Loan Documents without waiving such rights and remedies. Borrower understands and agrees that, with or without any notice to anyone other than Borrower, Lender may: (a) make one or more additional secured or unsecured loans or otherwise extend additional credit; (b) alter, compromise, renew, extend, accelerate, or otherwise change one or more times the time for payment or other terms any indebtedness, including increases or decreases of the rate of interest on the indebtedness; (c) exchange, enforce, waive, subordinate, and release any security, with or without the substitution of new collateral; or (d) apply such security and direct the order or manner of sale thereof, including without limitation, any nonjudicial sale permitted by the terms of the controlling security agreements, as Lender in its discretion may determine. Borrower, to the extent allowed by law, waives presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan, or release any party or collateral, or impair or fail to realize upon Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this Note without the consent of or notice to anyone other than Borrower.

ELECTRONIC TRANSMISSION: If a copy this Note executed by Borrower (an “Executed Copy”) is sent by electronic transmission, (a) the Executed Copy shall be treated in all respects as a paper original of this Note executed by the same parties whose signatures appear on the Executed Copy and (b) the Executed Copy shall have the same binding and legal effect as a paper original of this Note executed by Borrower. At the request of Lender, this Note shall be re-executed by Borrower and the executed paper original Note shall be sent to Lender by any method other than by electronic transmission. Borrower agrees that it will not raise the transmission of this Note or the Executed Copy by electronic transmission as a defense in any proceeding or action in which the validity of this Note is at issue and hereby forever waives such defense. “Electronic transmission” means any form of communication, such as facsimile or email, not directly involving the physical transmission of actual paper, which creates a record of the actual paper that may be retained, retrieved, reviewed and printed by the recipient.

NO NOVATION: This Note amends and restates that certain Promissory Note made by Borrower, dated November 12, 2021, payable to the order of Lender in the original principal amount of $2,000,000.00, (collectively, the “Prior Note”). This Note is not intended to, and will not, effect a novation, extinguishment, or substitution of the Prior Note. This Note shall be entitled to the same benefit (and priority) of the Loan Documents, and the lien of the Loan Documents is not intended to be released, altered or changed in any manner except as specifically stated herein or in the documents executed by Borrower and Lender in connection with this Note.

BORROWER RECOGNIZES AND AGREES THAT THE PROCEEDS OF THE LOAN WILL BE USED SOLELY FOR THE COMMERCIAL PURPOSES. PRIOR TO SIGNING THIS NOTE, BORROWER HAS READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS NOTE.

[Signature page follows]

This Amended and Restated Promissory Note is executed as of the day and year first written above:

BORROWER:

GVEST SPRINGLAKE HOMES LLC

By:	/s/ Raymond M. Gee
Raymond M. Gee, Manager

STATE OF North Carolina)
COUNTY OF Mecklenburg)

Before me, the undersigned, a Notary Public of said County and State, personally appeared Raymond M. Gee, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the Manager of GVEST SPRINGLAKE HOMES LLC, a Delaware limited liability company, the within named bargainor, and that he in such capacity, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the bargainor in such capacity.

WITNESS my hand and seal as of March 21, 2022.

/s/ Janalyn M. Bailey
Notary Public

My Commission Expires: 03/25/2024